Exhibit 10.2(d)(xix)

RESTRICTED STOCK UNIT AWARD UNDER
THE CYTEC INDUSTRIES INC.
1993 STOCK AWARD AND INCENTIVE PLAN

Date: January 26, 2015

Name:

Restricted Stock Unit Award:

Scheduled Vest Date: January 26, 2018

Dear Employee:

As a key employee of Cytec Industries Inc. (the "Company"), or of a subsidiary or affiliate of the Company, you have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors the number of restricted stock units (“RSUs”) set forth above. This Award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan"). This Award is issued under Section 6(f) of the Plan and is not subject to Section 6A of the Plan.

The Company will issue you one share of Cytec common stock, par value $0.01 per share, for each RSU held by you on the Scheduled Vest Date, subject to appropriate anti-dilution adjustments under Section 5 of the Plan as determined by the Committee in its sole discretion, and subject to the other terms and conditions of this Award. The shares of Cytec common stock payable to settle this Award, to the extent they become payable, will be issued to you as soon as practicable after determination that the Award is payable. Once the shares of Cytec common stock payable hereunder are paid to you, this Award shall be cancelled and, except as otherwise provided in paragraph (10) below, of no further force and effect.

Certain terms and conditions with respect to this Award include, but are not limited to, the following:

(1) You shall have no rights as a shareholder of the Company as a result of this Award except and to the extent you receive shares of Company stock to settle this Award. This means that you will not be paid or have any entitlements to dividends for any period prior to settlement of this Award and you will not have any voting rights in connection with this Award.

(2) This Award is not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code (or under the international equivalent of a qualified domestic relations order). Except as set forth in the preceding sentence, you may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any interest in this Award and any attempt to do so shall be void. Notwithstanding any permitted transfer of this Award, after such transfer, this Award remains subject to the terms and conditions hereof with respect to your employment and any of your actions subsequent thereto.

    (3) You may elect to satisfy your mandatory federal and state income tax withholding obligations with respect to any shares that are issued to you hereunder in accordance with such rules and procedures as may be established by the Committee provided you make such election no later than December 1, 2015 (subject to your compliance with Rule 16b-3 under the Securities Exchange Act of 1934 if you are an executive officer of the Company). If no other election is made by such date, the Company will withhold the number of shares having a fair market value as of the date of issuance equal to the aggregate mandatory federal and state income tax withholding obligations with respect to all shares being issued to you under this Award on such date, it hereby being agreed that the fair market value of shares withheld will be determined on the same basis that the value of the shares is determined for federal income tax withholding purposes.

(4) If your employment with the Company or a subsidiary or an affiliate terminates prior to the Scheduled Vest Date, all rights to receive shares of stock pursuant to this Award shall be forfeited, except as provided in paragraphs (5) and (6), below.

(5) If your employment with the Company or a subsidiary or affiliate terminates more than eight months after the date of this Award by reason of your (i) death, (ii) disability as defined in the Company's Long-Term Disability Plan, (iii) retirement on or after your 55th birthday with ten or more continuous years of service or if not continuous, then ten or more years of combined service as determined in the discretion of the Company’s Vice President of Human Resources, then subject to paragraphs (7) and (8), this Award shall remain in effect, and in the case of clause (i), the Scheduled Vest Date shall be accelerated to the date of death, in the case of clause (ii), the Scheduled Vest Date shall be the earlier of (x) the Scheduled Vest Date set forth on the first page of this Award or (y) the first business day of the seventh month after the date your employment is terminated, and in the case of clause (iii), the Scheduled Vest Date shall remain the Scheduled Vest Date set forth on the first page of this Award.

(6) If your employment with the Company or a subsidiary or affiliate terminates more than eight months after the date of this Award and the Committee determines, in its sole discretion, that the termination of your employment was under circumstances not contrary to the best interest of the Company and you exercise a release of all claims against the Company, its subsidiaries and affiliates and their respective officers and directors in form and substance satisfactory to the Committee and you do not revoke such release (such release to be executed no later than 45 days after such termination of employment), then, and subject to paragraphs (7) and (8), if such termination occurs after January 25, 2017, two-thirds of the RSUs subject to this Award shall not be forfeited by reason of such termination of employment and if your employment so terminates after January 25, 2016 and on or before January 25, 2017, one-third of the RSUs subject to this Award shall not be so forfeited.

(7) During the period in which this Award is in effect (the “Restricted Time Period”), you agree that (i) you will not, directly or indirectly, be employed by, perform services, work, or otherwise engage in activities for a Competitive Business in any capacity that relates to any Competitive Services anywhere in the world; (ii) you will not directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, or independent contractor, supplier or vendor of the Company or any of its subsidiaries or affiliates that you had knowledge of or worked with during your employment with the Company or any of its subsidiaries or affiliates to leave the Company or any of its subsidiaries or affiliates or to terminate his, her or its relationship with the Company or any of its subsidiaries or affiliates; and (iii) you will not on behalf of a Competitive Business, directly or indirectly, solicit, cause to be solicited, sell to, contact, do or attempt to do business with a Restricted Customer in connection with or relating to a Competitive Service. You agree that clauss (i) and (iii) do not contain a geographic restriction and that the lack of such a geographic restriction does not, in any way, render clause (i) or (iii) unreasonable, invalid, or unenforceable. This Award shall immediately terminate if you violate any of your agreements in this paragraph (7) unless an exception was approved in writing in advance by the Chief Executive Officer of the Company. For purposes of this Award:
(a) Competitive Business shall mean and refer to any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization (including you), as well as any parent, subsidiary, partner, or affiliate of any such entity or organization, that engages in or plans to become engaged in the research, development, production, manufacture, design, engineering, licensing and/or sale (including services related to all of the foregoing) of: (i) chemicals, (ii) industrial or aerospace materials or related products, or (iii) technology related to the foregoing, that are similar or competitive to any chemicals, materials, products or technology of the Company or under development by the Company at the termination of your employment (“Competitive Services”). An individual, entity or other organization is considered to be a Competitive Business if it engages in (or plans to become engaged in) any of the Competitive Services regardless of the relative percentage that the Competitive Services comprise of the overall business engaged in by the Competitive Business.
(b) Restricted Customer shall mean and refer to any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization, as well as any parent, subsidiary, partner, or affiliate of any such entity or organization, and any employee, agent or representative that controlled, directed, or influenced the purchasing decision of any such individual, entity, or other organization: (1) to which you or your direct or indirect reports sold, negotiated the sales, or promoted services on behalf of the Company or any of its subsidiaries or affiliates at any time in the five years immediately preceding your last day of employment with the Company or any of its subsidiaries or affiliates; (2) to which you or your direct or indirect reports marketed or provided support on behalf of the Company or any of its subsidiaries or affiliates at any time in the five years immediately preceding your last day of employment or (3) about which you obtained Proprietary Information during your employment with the Company or any of its subsidiaries or affiliates.

(8) During the Restricted Time Period, you agree that you will hold the Proprietary Information of the Company in strict confidence and will neither use the information for your benefit or any third party nor disclose it to any third party, except to the extent necessary to carry out your responsibilities as an employee of the Company or any of its subsidiaries or affiliates or as specifically authorized in writing by a duly authorized representative of the Company other than you. This Award shall immediately terminate if you violate your agreements in this paragraph (8) unless an exception was approved in writing in advance by the Chief Executive Officer of the Company. For purposes of this Award, Proprietary Information means any and all information and materials, in whatever form, whether tangible or intangible, pertaining in any manner to the business of the Company or any of its subsidiaries or affiliates, consultants, customers, business associates or members (including its and their officers, directors, agents and employees), or any person or entity to which the Company owes a duty of confidentiality, whether or not labeled or identified as proprietary or confidential, and including any copies, portions, extracts and derivatives thereof, except to the extent that you can prove that such information or materials: (i) are or become generally known to the public through lawful means and through no act or omission by you (or the Company with respect to any third party information or materials); (ii) were part of your general knowledge prior to your employment provided that you notify the Company immediately, but in no event less than ten calendar days of the disclosure of the information to you that you already had knowledge of the disclosed information; or (iii) are disclosed to you without restriction by a third party who rightfully possesses the information and is under no duty of confidentiality with respect thereto.

(9) Upon the occurrence of a "change in control" as defined in Section 2(g)(iii) of the Plan, the Scheduled Vest Date shall become the earliest of (x) the Scheduled Vest Date set forth on the first page of this Award, (y) if you terminate your employment with the Company or any legal successor to the Company or any of its subsidiaries or affiliates for Good Reason (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such “change in control”, the date you so terminate your employment and (z) if the Company or any legal successor to the Company terminates your employment without Cause (as defined in the Executive Income Continuity Plan as in effect on the date hereof) within two years after the date of such change in control, the date the Company or its legal successor or any of its subsidiaries or affiliates so terminates your employment.

(10) Your acceptance of this Award constitutes your agreement (i) to return immediately to the Company at its request any amounts which the Board of Directors has directed the Company to recover from you in accordance with the provisions of the Executive Claw Back Policy as in effect on the date of this Award and (ii) to return immediately to the Company at its request an amount equal to the Value of any shares you received to settle this Award during the period commencing six months prior to termination of your employment and ending two years after your termination of employment if during such time period you violate any of your agreements in paragraphs (7) or (8) of this Award (except that for purposes of this clause, the Restricted Time Period in paragraphs (7) and (8) shall mean the period commencing six months prior to termination of your employment and ending two years after termination of your employment), unless approved in writing in advance by the then Chief Executive Officer of the Company. For purposes of this paragraph: “Value” means the closing market price of the Company’s common stock on the NYSE on the date shares are paid to settle this Award multiplied by the number of shares paid to settle this Award, without regard to any tax liabilities arising from such payment.

(11) Nothing in this Award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or shall interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time. The Plan is discretionary in nature and any Awards made under the Plan are voluntary and occasional. No participant has any claim to be granted any Award or other benefits in lieu of any Award. Subject to applicable law, this Award and any payments in respect of this Award shall not be taken into account for purposes of determining any benefits under any benefit plan of the Company or any of its subsidiaries or affiliates, or for any notice payment or payment in lieu of notice. The Company shall have no obligation to make any future grants of Awards under the Plan or otherwise to make any future Awards under the Plan as part of any participant’s annual compensation.

(12) The Company reserves the right to require that stock certificates issuable to you in connection with this Award be delivered to you only within the United States.

(13) The Common Stock issued to you hereunder may not be resold by you except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an exemption from registration, such as Rule 144.

(14) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates.

(15) Once shares of stock have been issued to you as herein provided, they shall not be subject to any restrictions under this Award or the Plan except as otherwise specifically set forth herein.

(16) This Award is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Any shares of stock to be delivered under this Award upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(17) Notwithstanding any other provision of this Award, if at the time of your termination of employment, you are a "specified employee", determined in accordance with Section 409A, any shares to be delivered under this Award that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to you on account of your separation from service shall not be paid until the first business day of the seventh month after the date your employment is terminated ("Specified Employee Payment Date"). The shares that would otherwise have been delivered during such six-month period shall be delivered on the Specified Employee Payment Date without interest. If you die before the Specified Employee Payment Date, any delayed shares shall be delivered to your estate in a lump sum within 30 days of your death.

(18) This Award and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof. You and the Company agree that any and all disputes arising under this Award are to be resolved exclusively by courts sitting in Delaware. You and the Company irrevocably consent to the jurisdiction of such courts and agree not to assert by way of motion, as a defense, or otherwise, any claim that either you or the Company is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Award may not be enforced in or by such court.

In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible.

Very truly yours,

CYTEC INDUSTRIES INC.

BY: ______________________
        Secretary,Compensation and Management
Development Committee
Enc.
ACCEPTED:

____________________________
Employee Name:
Date: